Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ralph E. Davis Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of our report on the estimated proved oil and natural gas reserve quantities of ONEOK Energy Resources Company and its consolidated subsidiaries presented as of December 31, 2002, 2003 and 2004, included in the Registration Statement on Form S-1 (File No. 333-129935) (including any amendments thereto) of EXCO Resources, Inc., as well as in the notes to the financial statements included therein, filed with the Securities and Exchange Commission.

RALPH E. DAVIS ASSOCIATES, INC.

By:	/s/ Allen C. Barron
Allen C. Barron, P.E. President

Houston, Texas

March 17, 2006